                                                          Exhibit 10.15

                                FIRST AMENDMENT

      THIS FIRST AMENDMENT (this "Amendment") is made and entered into as of April 1, 2008, by and between WALTON CWCA SCOTT CREEK 28, L.L.C., a Delaware limited liability company ("Landlord"), and AEHR TEST SYSTEMS, a California corporation ("Tenant").

                                   RECITALS

A. Landlord (as successor in interest to Scott Creek Three Trust, a Maryland real estate investment trust) and Tenant are parties to that certain Multi-Tenant Office Triple Net Lease dated July __, 1999 (sic) (the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 51,289 rentable square feet (the "Premises") described as Suite No. 100 of the building commonly known as Scott Creek Business Park - Building C located at 400 Kato Terrace, Fremont, California (the "Building").

B. The Lease by its terms shall expire on December 31, 2009 ("Prior Termination Date"), and the parties desire to extend the Lease Term, all on the following terms and conditions.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.    Extension.  The Lease Term is hereby extended for a period of sixty-six
(66) months and shall expire on June 30, 2015 ("Extended Termination Date"), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date ("Extension Date") and ending on the Extended Termination Date shall be referred to herein as the "Extended Term". That portion of the Lease Term retroactively commencing April 1, 2008 and ending on the Prior Termination Date shall be referred to as the "Remaining Portion of the Lease Term".

2.    Base Rent.  Notwithstanding anything to the contrary contained in
Section 4 of the Summary in the Lease, the schedule of Base Rent payable with respect to the Premises during the Remaining Portion of the Lease Term and the Extended Term shall be the following:



     Period         Rental      Annual Base Rent    Monthly Installment of
                    Square                                 Base Rent
                    Footage
----------------    -------    ------------------   ----------------------
4/1/08 - 6/30/09     51,289        $492,753.35            $41,062.78
7/1/09 - 6/30/10     51,289        $507,795.39            $42,316.28
7/1/10 - 6/30/11     51,289        $523,439.11            $43,619.93
7/1/11 - 6/30/12     51,289        $539,708.58            $44,975.71
7/1/12 - 6/30/13     51,289        $556,628.82            $46,385.74
7/1/13 - 6/30/14     51,289        $574,225.88            $47,852.16
7/1/14 - 6/30/15     51,289        $592,526.82            $49,377.24



      All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby. Notwithstanding anything in the Lease or this Amendment to the contrary, provided that Tenant is not in default beyond applicable notice and cure periods under the Lease, as amended hereby, Tenant shall be entitled to an abatement of Base Rent with respect to the

Premises in the amount of $41,062.78 per month during the months of May, June and July of 2008. The maximum total amount of Base Rent abated with respect to the Premises in accordance with the foregoing shall equal $123,188.34 (the "Abated Base Rent"). If Tenant defaults under the Lease, as amended hereby, at any time during the Remaining Portion of the Lease Term or the Extended Term (as the same may be further extended) and fails to cure such default within any applicable cure period under the Lease, then all unamortized Abated Base Rent (i.e., based upon the amortization of the Abated Base Rent in equal monthly amounts, without interest, during the period commencing on the Extension Date and ending on the Extended Termination Date) shall immediately become due and payable. Only Base Rent shall be abated pursuant to this Section, as more particularly described herein, and Tenant's Share of Building Direct Expenses all other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby. Landlord acknowledges that, notwithstanding the above, Tenant has already paid Base Rent for April 2008. Landlord shall promptly upon execution of this Amendment refund to Tenant such payment in excess of Base Rent for April 2008 and any other Base Rent payments made by Tenant after April 1, 2008 and prior to the execution of this Amendment.


3. Letter of Credit. Landlord currently holds a letter of credit in the amount of $50,000.00 (the "Letter of Credit") as collateral for the full performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of Tenant's failure to comply with one or more provisions of the Lease. Notwithstanding anything in
Section 21 of the Lease to the contrary, the Letter of Credit shall have a term that automatically renews on a year to year basis until a period ending not earlier than two months subsequent to the expiration date of the Extended Term (as the same may be further extended). Notwithstanding the foregoing, at any time during the Remaining Portion of the Lease Term or the Extended Term, Tenant may elect, by delivering five (5) business days written notice to Landlord, to instead provide Landlord with cash in the amount of $50,000.00, to be held by Landlord as a security deposit in accordance with Section 4 below. If Tenant so elects, Landlord shall return the original Letter of Credit to Tenant within ten (10) business days following Landlord's receipt of such cash amount. Notwithstanding anything to the contrary in Article 21 of the Lease, Landlord and Tenant (a) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a "security deposit" under any laws, codes and regulations applicable to security deposits in the commercial context including Section 1950.7 of the California Civil Code, as such section now exist or as may be hereafter amended or succeeded ("Security Deposit Laws"), (b) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (c) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of laws, now or hereafter in effect, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified Section 21.1 of the Lease and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant's breach of this Lease or the acts or omission of Tenant or any contractor, agent, servant, employee, invitee, guest or licensee of Tenant, including any damages Landlord suffers following termination of the Lease.

4. Security Deposit. If Tenant provides to Landlord cash (the "Security Deposit") in lieu of a letter of credit, said sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of the Lease to be kept and performed by Tenant and not as an advance rental deposit or as a measure of Landlord's damage in case of Tenant's default. If Tenant defaults with respect to any provision of the Lease, Landlord may use any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant's default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default. If any portion is so used, Tenant shall within five (5) days after written demand therefor, deposit with Landlord an amount sufficient to restore the Security Deposit to its original amount and Tenant's failure to do so shall be a material breach of the Lease. Except to such extent, if any, as shall be required by law, Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of the Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant at such time after termination of the Lease when Landlord shall have determined that all of Tenant's obligations under the Lease have been fulfilled. Notwithstanding anything to the contrary contained herein or in the Lease, Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor laws or other laws now or hereinafter in effect.

5. Building Direct Expenses. During the Remaining Portion of the Lease Term and the Extended Term, Tenant shall pay for Tenant's Share of Building Direct Expenses in accordance with the terms of the Lease, as amended hereby.

6.    Improvements to Premises.

6.1 Condition of Premises. Tenant is in possession of the Premises and accepts the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment or in Section 7.1 (Landlord Repair) of the Lease.

6.2 Responsibility for Improvements to Premises. Tenant may perform improvements to the Premises in accordance with Exhibit A attached hereto and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit A.

7. Options to Renew. Article 30 of the Lease is hereby deleted in its entirety. Tenant, provided the Lease, as amended hereby, is in full force and effect and Tenant is not in default beyond applicable notice and cure periods under any of the other terms and conditions of the Lease, as amended hereby, at the time of notification or commencement, shall have two (2) options to renew (each, a "Renewal Option") the Lease, each for a term of thirty-six (36) months (each, a "Renewal Term"), for the portion of the Premises being leased by Tenant as of the date the applicable Renewal Term is to commence, on the same terms and conditions set forth in the Lease, except as modified by the terms, covenants and conditions as set forth below:

7.1 If Tenant elects to exercise the applicable Renewal Option, then Tenant shall provide Landlord with written notice no earlier than the date which is three hundred sixty-five

(365) days prior to the expiration of the then current Lease Term but no later than the date which is two hundred seventy (270) days prior to the expiration of the then current Lease Term. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the Lease Term.

7.2 The Base Rent in effect at the expiration of the then current Lease Term shall be adjusted to reflect the Prevailing Market (defined below) rate as of the date the Renewal Term is to commence, taking into account the specific provisions of this Lease which will remain constant. Landlord shall advise Tenant of the new Base Rent for the Premises no later than thirty (30) days after receipt of Tenant's written request therefor. Said request shall be made no earlier than thirty (30) days prior to the first date on which Tenant may exercise the applicable Renewal Option under this Section 7. Said notification of the new Base Rent may include a provision for its escalation to provide for a change in fair market rental between the time of notification and the commencement of the applicable Renewal Term. If Tenant and Landlord are unable to agree on the Prevailing Market for the Renewal Term not later than sixty (60) days prior to the expiration of the Term, then Landlord and Tenant shall each appoint a qualified MAI appraiser doing business in the area, in turn those two independent MAI appraisers shall appoint a third MAI appraiser and the majority shall decide upon the fair market rental for the Premises as of the expiration of the Extended Term. Landlord and Tenant shall equally share in the expense of this appraisal except that in the event the Base Rent is found to be within ten percent (10%) of the original rate quoted by Landlord, then Tenant shall bear the full cost of all the appraisal process.

7.3 The Renewal Options are not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid Renewal Options shall be "personal" to Tenant and any Affiliate as set forth above and that in no event will any assignee (other than an Affiliate) or sublessee have any rights to exercise the Renewal Options.

7.4 If Tenant fails to validly exercise the first Renewal Option, Tenant shall have no further right extend the term of the Lease. In addition, if both Renewal Options are validly exercised or if Tenant fails to validly exercise the second Renewal Option, Tenant shall have no further right to extend the term of the Lease.

7.5 For purposes of this Section 7, "Prevailing Market" shall mean the arms length fair market annual rental rate per rentable square foot under renewal and expansion amendments and new leases entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and buildings comparable to the Building in the Fremont, California area as of the date the applicable Renewal Term is to commence, taking into account the specific provisions of the Lease which will remain constant, and may, if applicable, include parking charges. The determination of Prevailing Market shall take into account any material economic differences between the terms of the Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses, insurance costs and taxes.

8. Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment, the Lease shall be amended in the following additional respects:

8.1   Rent Payment Address.  Landlord's rent payment address set forth in
Article 3 of the Lease is hereby deleted in its entirety and replaced with the following:

      "Walton CWCA Scott Creek 28, L.L.C.
      P.O. Box 952284
      St. Louis, Missouri 63195-2284

      Wire Instructions:

      US Bank
      ABA #81000210
      Account Name: Walton Calwest Holdings, LLC
      Account #152307765163"

8.2   Address of Landlord.    Landlord's notice address set forth in Section
29.18 of the Lease is hereby deleted in its entirety and replaced with the following:

      "Walton Street Capital, LLC
      Attention:  Brian T. Kelly, Principal
      900 North Michigan Avenue, Suite 1900
      Chicago, Illinois 60611

      With a copy to:

      c/o Colliers International
      1850 Mt. Diablo Boulevard, Suite 200
      Walnut Creek, CA 94545
      Attention:  Property Manager"

8.3 Tenant Improvements. The parties hereby acknowledge and agree that Landlord has fully performed all of its obligations pursuant to Exhibit "B" of the Lease.

8.4 Deletion. Section 1.2 (Expansion Space) of the Lease is hereby deleted in its entirety and shall be of no further force and effect.

9.    Miscellaneous.

9.1 This Amendment, including Exhibit A (Tenant Alterations) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

9.2 Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

9.3 In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

9.4 Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

9.5 The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

9.6 Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than CPS, A Commercial Real Estate Company, and, as Landlord's broker, Colliers International. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment other than Colliers International. Landlord agrees to indemnify and hold Tenant harmless from all claims of any other brokers claiming to have represented Landlord in connection with this Amendment.

9.7 Each party to this Amendment represents hereby that the signatory executing this Amendment on its behalf has the authority to execute and deliver the same. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury ("OFAC"); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy
Act, 50 U.S.C. App. Section 5, the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: "List of Specially Designated Nationals and Blocked Persons." If the foregoing representation is untrue at any time during the Lease Term, an event of default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

9.8 Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of the amount of Landlord's interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager.

IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:                               TENANT:

WALTON CWCA SCOTT CREEK 28,L.L.C.,      AEHR TEST SYSTEMS,
A Delaware limited liability company    a California corporation

By:  WCV Commercial Properties Inc.,
     an Illinois corporation,
     its Authorized Agent



By:    /s/ Wes Ahrens                   By:   /s/    RHEA J. POSEDEL
      -------------------------              --------------------------
Name:    Wes Ahrens                     Name:       Rhea J. Posedel
      -------------------------              --------------------------


Title: Managing Director                Title:      CEO, Chairman
      -------------------------              --------------------------

Date:    May 6, 2008                    Date:     April 24, 2008
      -------------------------              --------------------------

                                        By:   /s/    GARY L. LARSON
                                             --------------------------
                                        Name:       Gary L. Larson
                                             --------------------------

                                        Title:      VP, CFO
                                             --------------------------

                                        Date:     April 24, 2008
                                             --------------------------

                       EXHIBIT A - TENANT ALTERATIONS

      attached to and made a part of the Amendment dated as of April 1, 2008, between WALTON CWCA SCOTT CREEK 28, L.L.C., a Delaware limited liability company, as Landlord and AEHR TEST SYSTEMS, a California corporation, as Tenant

1. Tenant, following the full and final execution and delivery of the Amendment to which this Exhibit A is attached, shall have the right to perform alterations and improvements in the Premises (the "Tenant Alterations"). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Tenant Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Article 8 of the Lease, including, without limitation, approval by Landlord of the final plans for the Tenant Alterations and the contractors to be retained by Tenant to perform such Tenant Alterations. Tenant shall be responsible for all elements of the design of Tenant's plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant's furniture, appliances and equipment), and Landlord's approval of Tenant's plans shall in no event relieve Tenant of the responsibility for such design. Landlord's approval of the plans and contractors to perform the Tenant Alterations shall not be unreasonably withheld. The parties agree that Landlord's approval of the general contractor to perform the Tenant Alterations shall not be considered to be unreasonably withheld if any such general contractor (a) does not have trade references reasonably acceptable to Landlord, (b) does not maintain insurance as required pursuant to the terms of the Lease, (c) does not have the ability to be bonded for the work in an amount of no less than one hundred fifty percent (150%) of the total estimated cost of the Tenant Alterations, (d) does not provide current financial statements reasonably acceptable to Landlord, or (e) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

2. Provided Tenant is not in default, Landlord agrees to contribute the sum of $51,289.00 (i.e., $1.00 per rentable square foot of the Premises) (the "Allowance") toward the cost of performing the Tenant Alterations. The Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans for the Tenant Alterations and for hard costs in connection with the Tenant Alterations. The Allowance shall be paid to Tenant within thirty (30) days following receipt by Landlord of
(a) receipted bills covering all labor and materials expended and used in the Tenant Alterations; (b) a sworn contractor's affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done; (c) full and final waivers of lien; (d) as-built plans of the Tenant Alterations; and (e) the certification of Tenant and its architect that the Tenant Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances. The Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord's obligation to disburse shall only resume when and if such default is cured.

3. In no event shall the Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. If Tenant does not submit a request for payment of the entire Allowance to Landlord in accordance with the provisions contained in this Exhibit A by December 31, 2008, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Tenant Alterations and/or Allowance. No construction management fee shall be due with respect to the Tenant Alterations unless Tenant elects to request an Additional Allowance in accordance with the terms of Section 4 below, in which case Landlord shall be entitled to deduct from the Additional Allowance a construction management fee for Landlord's oversight of the Tenant Alterations in an amount equal to $3,077.34 (representing three percent (3%) of the Additional Allowance).

4. If (a) the cost of the Tenant Alterations exceed the Allowance (the "Excess Costs"), (b) Tenant has used the entire Allowance as provided herein, and (c) Tenant is not in default under the Lease, Tenant shall be entitled to request an additional allowance of up to $102,578.00 (i.e., $2.00 per rentable square foot of the Premises) (the "Additional Allowance") from Landlord in order to finance the Excess Costs during the Lease Term. Landlord shall disburse the Additional Allowance to Tenant subject to and in accordance with the provisions applicable to the disbursement of the Allowance described in this Exhibit A. In no event shall Tenant be entitled to any disbursement of the Additional Allowance after September 30, 2008. Any Additional Allowance paid to or on behalf of Tenant hereunder shall be repaid to Landlord as Additional Rent in equal monthly installments throughout the remainder of the Lease Term, commencing on the first day of the first full calendar month following the date the Additional Allowance is disbursed to Tenant, at an interest rate equal to nine percent (9%) per annum. If Tenant is in default under the Lease after the expiration of applicable cure periods, the entire unpaid balance of the Additional Allowance paid to or on behalf of Tenant shall become immediately due and payable and, except to the extent required by applicable law, shall not be subject to mitigation or reduction in connection with a reletting of the Premises by Landlord. Upon request of Landlord, Tenant shall execute an amendment to the Lease or other appropriate agreement, prepared by Landlord, evidencing the amount of the Additional Allowance requested by Tenant and the repayment schedule relating to Tenant's repayment of the Additional Allowance, as described herein.

5. Tenant agrees to accept the Premises in its "as-is" condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance or except as expressly provided in the Lease, incur any costs in connection with the construction or demolition of any improvements in the Premises.

6. This Exhibit A shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

                                        A-2